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                                                                       EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
1221 S. MoPac Expressway, Suite 400, Austin, Texas 78746
Phone: 512-457-7000 Fax: 512-457-7001 www.graycary.com

December 6, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

As legal counsel for Microtune, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 831,967 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Transilica Inc. 2001 Amended and Restated Equity Incentive Plan and Domain Knowledge, Inc. 2000 Stock Options, Deferred Stock and Restricted Stock Plan (collectively, the "Assumed Options").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Texas and we express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

Based on such examination, we are of the opinion that the 831,967 shares of Common Stock which may be issued pursuant to the exercise of Assumed Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the agreements evidencing the Assumed Options, and the Agreement and Plan of Reorganization dated as of October 28, 2001 by and among the Company, Micro Acquisition, Inc., a wholly-owned subsidiary of the Company, Transilica Inc. and Jason Mendelson, as the Shareholders' Representative, will be validly issued, fully paid and nonassessable.

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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.


Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP
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GRAY CARY WARE & FREIDENRICH LLP